***unofficial Translate***

General Agency Agreement for Distribution in Beijing

Party A: China Marketing Magazine Organization

Add.: Suite A, 14/F Guanghui INT’L Trade Center, No.15 Jingsan Rd, Zhengzzhou, P.R.China

Tel.: 0371-5585054/5585511

Fax: 0371-5585511

Person to Contact: Ding Xiaofeng

Party B: Beijing Sun Wah (Dahua) Bookstore distribution Ltd.

Add.: Rm 207, Tianhe Mansion, No.A7 Gongti (W.) Rd, Chaoyang District, Beijing, P.R.China

Tel.: 010-65522920-113

Fax: 010-65539375

Person to Contact: Li Zhaohui

This agreement is entered into by both parties concerned hereby through amicable consultation on Party A’s appointing Party B as the general agent of distributing Party A’s Periodical in Beijing on the basis of equality and mutual benefit on Dec.1, 2003.

Article 1.  Definitions

1.1

“Beijing Area” mentioned in this Agreement means the administrative area of Beijing;

1.2

“Distribution” mentioned in this Agreement shall be limited to the distribution and sales of the plane media's “periodical” of Party A published in printing edition, not including the sales of the “periodical” that published in electronic edition;

1.3

“A year” mentioned in this Agreement means per calendar year, namely beginning on December 30 per year to December 30 in the next year;

1.4

“Periodical” mentioned in this Agreement means China Marketing Magazine (First Half Month ed) and China Marketing Magazine (Channel Edition) published by Party A;

1.5

“Exclusive sales” mentioned in this Agreement means the exclusive selling agent purchases the “periodical” by the quantity promised to sell according to the discount and price stipulated in this agreement, do not close the account with the actual quantity of being distributed or sold out in ways of agency, for the “periodical” failing to be sold out finally, the exclusive selling agent has the ownership and the final dealing right;

Article 2. Authority of Appointed Agent

2.1 Within the validity period of the agreement, Party A promises that it is irrevocable to appoint Party B with the general agent of the “Periodical” with the “area”, Party B agrees to accept and bear this appointment;

2.2 Authority of appointed agent: Party B’s authority of agent appointed by Party A in this agreement is China

Marketing Magazine (First Half Month ed) and China Marketing Magazine (Channel Edition) published by Party A.

Article 3. Rights and Obligations of Party A

3.1 Party A is required to guarantee that within the duration of the contract, being verified and approved by the administrative department in Press and Publication, and fulfilled formal registering procedure, the “periodical” can be published and distributed within the area;

3.2 Party A can not appoint any other individual, legal person or economic organization in the “Area” to act as the agent or representative except Party B, unless being stipulated in this contract in addition; (Except some existing special channels supplied by the magazine organization directly: Beijing Airport, Paper Tiger, Xinhua Periodical Network, China Education, etc.)

3.3 Party A shall publish the “Periodical” periodically and in time within the duration of the contract;

3.4 Party A guarantees that the edition and publication of the magazine conform to the policies, rules and regulations of the State, and guarantee the quality of printing and binding of the magazine. Party A shall be responsible for the problem in quality.

3.5  Party A bears the transportation charges of delivering the “Periodical”;

3.6  Party A bears the storage expenses after the “Periodical” has been stored in the storehouse of

Party B for three months;

3.7  Party A must offer general taxpayer's value-added tax invoice when closing account with Party B;

3.8  Party A is responsible for offering ten working materials to Party B per magazine per periodical;

3.9   Party A promises to provide appointed place and assist Party B to issue the return procedure of past journals within 60 days after the settlement of those sold by agent. Party B has the right to pulp the past journals by itself and there is no need to inform Party A if Party A fails in the coordination in return. For the part which Party A really needs to keep, Party B collects the occupancy expense of the storehouse counting for 1% of the fixed pricing of the periodicals according to actual volumes.

Article 4. Rights and Obligations of Party B

4.1  Party B guarantees that it holds legal and valid management qualification, and guarantees to carry on the distribution business according to relevant laws and regulations of China;

4.2  Party B guarantees to pay the income of distributing the “periodical” to Party A in time according to the agreement;

4.3  Party B can enjoy the right of authorship in regional distribution agent within the validity period this of agreement;

4.4  Party B has the obligation to cooperate with and help Party A to carry on local marketing activities, but Party A needs to inform Party B in written form 15 days before the activities, so as to beneficial to Party B’s overall arrangement. It is forbidden that Party A directly orders Party B to launch any activity in propaganda and promotion in principle;

4.5  Party B promises to send the “periodical” to the local kiosks, newsstands and other appointed sales outlet in 48 hours upon receiving; guarantee the spreading rate not lower than 80% and supplement the goods in the area under its jurisdiction in time in the situation that the amount of “periodical” is enough to pave the market;

4.6  Party B covers the special sales channels in time according to Party A's requirement;

4.7  Party B should offer first-class distribution service to Party A, and be dutiful in the rate of spreading the market, time of distributing publication, place of displaying publication, poster’s hanging, market controlling network; at the same time, Party A has the right to supervise and check the distribution work of Party B, and has the right to take measures of warning, even removing the agent agreement if the work of Party B is unable to meet Party A's requirement.

4.8  Party B shall offer market information to Party A regularly Every month, feedback the opinions and suggestions to the periodical on market in time, meanwhile, Party B will notify the distributors the demand and expectation of the “Periodical” and Party A in time;

4.9   Party B guarantees to offer the distribution report of the “Periodical” to Party A every quarter, offer annual distribution report to Party A upon finishing the distribution every year, summarize and analyze the distribution situation, propose suggestion on distribution work in the next year, announce the annual plan of popularizing the distribution and carry out after both sides consult and confirm, Party B will cooperate with Party A to finish the goal of distribution;

4.10  Party B promises to use reasonably the slow-selling periodicals that Party A approves to deal with within the range of the commission agent, so as to realize the effect of market popularizing;

4.11  Party B arranges the business telephone meeting regularly at a suitable time every month, participated by the publisher and the business managers of both sides, summarizing and analyzing the distribution situation of the publications;

Article 5.  Selling Methods, Discount and Settlement

5.1  The “Periodical” shall be offered by Party A to Party B according to 60% of the fixed price, and distributed by Party B as agent.

5.2  Both Party A and Party B agree to deal with the special channels in a special way. Party B has the obligation to get the most discounts. If Party B offers the “Periodical” to the special channels approbated by Party A at a lower price than Party A’s supplying discount according to Party A’s requirement, Party B needs to consult with Party A and get the confirmation in advance. For certain special channels, Party B will offer copies of the distribution agreement for special channels to Party A, Party A will close account with Party B according to the discount that is 5% less than Party A’s supplying discount for special channels. Party A has the obligated to cooperate with Party B to develop and launch special channels, and bear the managing risk of Party B during the management of special channels depending on the actual condition, and guarantee the corresponding profit space of Party B as much as possible.

5.3  Party B has two kinds of selling methods to distribute the “periodical” as an agent, namely Exclusive Sales and selling on a commission basis. Party B confirms the quantity of Exclusive Sales and selling on a commission basis for the next period to Party A in a written form every month. It will be informed to Party B and the printing factory after the adjusted and ratified by the publishers of Party A or the appointed agent (the agent needs to have an appointment letter in written form by Party A);

5.4  The amount that the “Periodicals” is sold in Exclusive Sales by Party B shall be paid to Party A within the next month after receiving the “Periodical”, which is usually paid before the 25th every month;

5.5  For the “Periodicals” sold on a commission basis, Party B pays the amount to Party A monthly according to the actual sales volume, and finish the final settlement, payment of selling the periodicals and return of the current month within 90 days after the “Periodical” appearing on the market. The sample publication for popularizing shall be carried on in the form of returning colophons after getting the permission of Party A;

5.6  Within the validity period of the agreement, through both party’s consultation, if Party A publishes a new publications, and if the new publications is distributed by Party B, all the selling method shall be selling on a commission basis in the first three months after the magazine newly published and distributed appears on the market.

5.7  Account No. of Party A for settlement:                     Account No. of Party B:

                    Opening Bank:                                       Opening Bank:

                    Account Name:                                       Account Name:

                    Account No.:                                         Account No.:

Article 6.  Duration of Agency

6.1  The duration of agency begins on Nom.1, 2003 and ends on Dec.31, 2004;

6.2  The duration of this contract will be extended automatically for one year unless either party puts forward objection in written form 60 days before the expiration.

Article 7. Confidentiality Clause:

Either party of this agreement is not allowed to tell, disclose or reveal to any other individuals, legal persons or economic organizations the business activities, partners, financial data of the other party knowing in the process of fulfilling this agreement. This clause will remain valid in one year after this agreement is terminated.

Article 8.  Termination of the Agreement

Party A has the right to terminate the agreement in the following situation:

8.1   Party B fails in paying off the payment for goods to Party A according in the required time limit;

8.2   Party B fails inputting the publications on the market in time as requested and causing Party A’s keeping long in stock of the publications.

Party A has the right to develop other distribution channel when the following situation appears:

8.3   Party B can not promote Party A’s publications actively and on its own initiative, the sales volume is obviously lower than other similar publications;

8.4   Party B can not meet the distribution requirement of Party A.

Article 9. Settlement of disputes

All disputes in connection with this agreement or the fulfillment of this agreement thereof shall be settled through friendly negotiation of both parties. If no settlement can be reached through negotiation, either party has the right to submit for arbitration to Beijing Arbitration Committee. The existing valid rules of this Commission shall be applied to this arbitration. The award of the arbitration shall be final and binding upon both parties.

Article 10. Others

10.1  When either party’s name is changed because of system transformation or other reasons, the other side shall support and cooperate, the agreement can be resigned on the name altering under the condition that other clauses do not change.

10.2  Though there is other stipulation in this agreement, either party shall not be held responsible for failure to perform all or part of the obligations stipulated in this agreement due to Force Majeure if the breaching party has taken out measures to reduce the loss as much as possible. Force Majeure is referred to earthquake, typhoon, floods, war, suspending publication, and other accidents unpredictable and with unavoidable or preventable consequence occurring in the duration of this contract.

10.3  This agreement will come into force on the date it is signed and stamped by both parties’ legal representatives or appointed agents authorized formally.

10.4  The agreement is in four originals, two for each party,  each of which is equally authentic.

10.5  Anything not covered in this Agreement needing to be supplemented or amended, shall be put forward in written form and come into effect after being signed by both parties’ legal representatives or appointed agents authorized formally.

Party A:                                          Party B: 北京大华弘景期刊发行有限责任公司

Stamped by the representative:                         Stamped by the representative:

Date: March 2, 2004                                 Date: March 2, 2004